==============================================================================
                                 SCHEDULE 14A
                                  (RULE 14A)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934
                            (AMENDMENT NO.    )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant.  / /

Check the appropriate box:

/ / Preliminary Proxy Statement            / / CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED
/X/ Definitive Proxy Statement                 BY RULE 14A-6(E)(2))
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                              MEDUSA CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              MEDUSA CORPORATION
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:______

    (2) Aggregate number of securities to which transaction applies:_________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):___________

    (4) Proposed maximum aggregate value of transaction:_____________________

    (5) Total fee paid:______________________________________________________

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount Previously Paid:_______________________________________________

    (2) Form, Schedule or Registration Statement No.:_________________________

    (3) Filing Party:_________________________________________________________

    (4) Date Filed:___________________________________________________________

                             [MEDUSA LOGO]

       LEE AND MONTICELLO * CLEVELAND HEIGHTS, OHIO * 216/371-4000

                                                          MAIL ADDRESS
                                                         P.O. BOX 5668
                                                     CLEVELAND, OHIO 44101


                                                              March 29, 1996
DEAR MEDUSA CORPORATION SHAREHOLDER:

 	You are cordially invited to attend the Annual Meeting of the Shareholders of Medusa Corporation, to be held at 2:00 P.M. Eastern Daylight Time on Monday, May 6, 1996, at the Sheraton Stamford Hotel, One First Stamford Place,
Stamford, Connecticut. We hope that many of our shareholders will be able to attend.

 	At the meeting, management will report on current operations and there will be an opportunity for a discussion of the Company and its activities.  The formal Notice of Meeting and Proxy Statement are attached.  Our Annual Report for fiscal 1995, which accompanies this Proxy Statement, gives additional background material for the meeting.

 	If you are unable to attend in person, we urge you to participate by voting your shares by proxy.  You may do so by filling out and returning the enclosed
Proxy Card.

                               Sincerely,



                            s/ R. S. EVANS
                               R. S. Evans
                               CHAIRMAN AND
                            CHIEF EXECUTIVE OFFICER

                      MEDUSA CORPORATION

              P.O. BOX 5668, CLEVELAND, OHIO 44101

                     ____________________


             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                   TO BE HELD ON MAY 6, 1996

                    DATED:  MARCH 29, 1996

                     ____________________


 	The 1996 Annual Meeting of Shareholders of Medusa Corporation will be held at the Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut,
on Monday, May 6, 1996, at 2:00 P.M. Eastern Daylight Time, for the following purposes:

	1.	To elect three Directors to serve three-year terms;

	2.	To consider and act upon a proposal to approve an amendment to the
    Company's 1991 Long-Term Incentive Plan to increase the number of Common Shares available for grant by 800,000;

	3.	To consider and act upon a proposal to approve the material terms of performance goals for Performance Restricted Shares awarded under the
    Company's 1991 Long-Term Incentive Plan; and

	4.	To transact such other business as may properly come before the meeting.

 	Shareholders of record at the close of business on March 18, 1996 are entitled to notice of and to vote at the meeting. Please sign, date and return the enclosed Proxy Card promptly.

                               By Order of the Board of Directors


                               JOHN P. SIEGFRIED
                               SECRETARY



 	WE HOPE YOU WILL RETURN THE ENCLOSED PROXY IN THE ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE. IF YOU DESIRE FOR ANY REASON TO WITHDRAW YOUR PROXY, YOU
MAY DO SO PRIOR TO THE VOTE BY GIVING NOTICE TO MEDUSA IN WRITING OR AT THE
ANNUAL MEETING OF SHAREHOLDERS.  IF YOU EXPECT TO ATTEND THE MEETING IN
PERSON, WE REQUEST THAT YOU WRITE FOR YOUR CARD OF ADMISSION TO THE SECRETARY, MEDUSA CORPORATION, P.O. BOX 5668, CLEVELAND, OHIO 44101. YOU MAY USE THE ENCLOSED ENVELOPE.

                      MEDUSA CORPORATION
              P.O. BOX 5668, CLEVELAND, OHIO 44101

                ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON MAY 6, 1996
                   DATED:  MARCH 29, 1996

                      PROXY STATEMENT

 	This Proxy Statement and the accompanying proxy are furnished in connection with the solicitation by the Board of Directors of Medusa Corporation ("Medusa"
or the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held at the Sheraton Stamford Hotel, One First Stamford Place, Stamford,
Connecticut, on Monday, May 6, 1996, at 2:00 P.M., Eastern Daylight Time.  The
Board of Directors has fixed the close of business on March 18, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

OUTSTANDING SHARES AND REQUIRED VOTES

 	On March 18, 1996, Medusa had outstanding and entitled to vote at the Annual
Meeting of Shareholders 16,377,119 Common Shares without par value ("Common
Shares").  All Common Shares are to be voted as shares of a single class.
Each Common Share is entitled to one vote.  Medusa is incorporated under the laws of the State of Ohio.  In accordance with the General Corporation Law of
Ohio and the Company's Code of Regulations, the holders of shares entitling them to exercise a majority of the voting power of the Company, present by person or by proxy, will constitute a quorum for the meeting.  Proxies returned by shareholders will be voted in accordance with the instructions indicated
thereon.  Those Nominees for Director receiving the highest number of votes will be elected Directors.  The two management proposals require the affirmative vote of a majority of the Common Shares represented and entitled to vote at the meeting.  An abstention will have the effect of a vote against each such proposal.  A broker non-vote will not be counted for the purpose of determining the number of shares represented and entitled to vote at the meeting, and will not represent a vote either for or against each such proposal.  Therefore, a broker non-vote will not have any effect on the passage or failure to pass of each such proposal.

 	The proxy may be revoked at any time before it is voted by giving notice to
Medusa in writing, and shareholders who execute proxies may, nevertheless, attend the meeting and vote their shares in person.


                    ELECTION OF DIRECTORS

 	The Board of Directors of Medusa consists of ten members divided into three classes.  Three Directors have been nominated to hold office for three-year terms until the Annual Meeting of

Shareholders to be held in 1999 and until their successors are elected and qualified. Unless instructed otherwise, the proxy will be voted for election of the three Nominees for Director named in the following table, whose election has been proposed and recommended by the Board of Directors. In the event of the unavailability of any nominee, management will either vote all shares represented by management proxies in favor of a resolution reducing the size of the Board of Directors in order to eliminate the position for which that person was nominated, or without further notice to the shareholders, nominate a new candidate for election to the Board of Directors in place of the person who is unavailable.

 	The respective ages, positions with Medusa, periods of service as Directors of Medusa, business experience during the past five years and directorships in other companies of both the Nominees for Director and those Directors whose terms will continue, are set forth below:

NOMINEES FOR DIRECTOR TO BE ELECTED FOR TERMS TO EXPIRE IN 1999

E. THAYER BIGELOW, JR.
     Age 54; Director since 1988; President and Chief Executive Officer, Time Warner Cable Programming, Inc., Stamford, CT, a subsidiary of Time Warner Inc. (Basic Cable Television Program Services), 1991 to present; President, Home Box Office, Inc., a subsidiary of Time Warner Inc., 1988 to 1991. Other Directorships: Crane Co., Lord Abbett Mutual Funds.

CHARLES J. QUEENAN, JR.
    	Age 65; Director since 1988; Senior Counsel, Kirkpatrick & Lockhart LLP, Pittsburgh, PA (Attorneys-at-Law). Other Directorships: Crane Co., Allegheny Ludlum Corporation, Fansteel Inc.

BORIS YAVITZ
    	Age 72; Director since 1988; Paul Garrett Professor of Public Policy and Business Responsibility, 1982 to present, and Dean Emeritus, Columbia University Graduate School of Business, New York, NY. Other Directorships:
     Crane Co., Israel Discount Bank of New York.


DIRECTORS WHOSE TERMS WILL EXPIRE IN 1997

R. S. EVANS
    	Age 52; Director since 1979; Chairman and Chief Executive Officer of Medusa, 1987 to present; Chairman and Chief Executive Officer of Crane Co., Stamford, CT (Diversified Manufacturer of Engineered Products), 1984 to present; President of Crane Co., 1987 to 1991 and 1992 to 1995. Other
     Directorships:  Crane Co., Fansteel Inc., HBD Industries, Inc.

DWIGHT C. MINTON
    	Age 61; Director since 1988; Chairman of the Board, Church & Dwight Co., Inc., Princeton, NJ (Manufacturers of Consumer and Specialty Products). Other Directorships: Church & Dwight Co., Inc., Crane Co., First Brands Corporation.

GEORGE E. UDING, JR.
    	Age 64; Director since 1993; President and Chief Operating Officer of Medusa since 1994; Consultant, 1992 to 1993; Senior Vice President, ESSROC Corporation through 1992.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 1998

MONE ANATHAN, III
    	Age 57; Director since 1992; President of Filene's Basement Corp., Wellesley, MA (Retailer), 1984 to present. Other Directorships: Filene's Basement Corp., Crane Co., Brookstone, Inc.

RICHARD S. FORTE
    	Age 51; Director since 1988; President, Forte Cashmere Company, Inc., Woonsocket, RI (Processor and Dealer of Luxury Natural Fibers), 1987 to present. Other Directorships: Crane Co.

DORSEY R. GARDNER
    	Age 53; Director since 1989; President, Kelso Management Company, Inc., Boston, MA (Investment Management). Other Directorships: Crane Co.

JEAN GAULIN
    	Age 53; Director since 1995; Chairman and Chief Executive Officer of Ultramar Corporation, Greenwich, CT (Petroleum Refining and Marketing), 1992 to present; Chief Executive Officer of Ultramar PLC and President, Chief Executive Officer and Chairman of American Ultramar Limited (Refining and Marketing of Gas and Petroleum Products, Oil and Gas Exploration), 1989 to 1992. Other Directorships: Ultramar Corporation, Crane Co., Quebec Telephone.


                MEETINGS AND BOARD COMMITTEES

 	The Board of Directors met ten times during 1995. The average attendance of Directors at those meetings was approximately 90%. Each Director attended
75% or more of the Board of Directors and Committee meetings which he was scheduled to attend.

 	Medusa's Board of Directors has standing Audit and Organization and Compensation Committees. Medusa's Board of Directors does not have a standing nominating committee. The Audit Committee, the members of which are Messrs. Anathan, Bigelow, Forte, Gardner and Queenan (Chairman), met four times in 1995 with management and with Medusa's independent auditors to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of their audits. The Organization and Compensation Committee, the members of which are Messrs. Gardner, Gaulin, Minton and Yavitz (Chairman), met three times in 1995. (See the Organization and Compensation Committee Report beginning on page 12.)


                  COMPENSATION OF DIRECTORS

STANDARD ARRANGEMENTS

 	Medusa's standard retainer payable to each non-employee Director is $15,000 per annum.  Pursuant to the Medusa Corporation 1988 Non-Employee Director
Restricted Stock Plan, non-employee Directors are awarded Common Shares with a fair market value equal to the annual retainer.  All Directors who are not full-time employees of Medusa, of which there are currently eight, are eligible to participate in the 1988 Non-Employee Director Restricted Stock
Plan.  Once awarded, the Common Shares are subject to forfeiture if the
Director ceases to remain a Director until Medusa's next annual meeting of shareholders, except in the case of death, permanent disability or change in control, and may not be sold for a period of five years thereafter.  In May of
1995, each non-employee Director received 640 restricted Common Shares pursuant to the 1988 Non-Employee Director Restricted Stock Plan.  Non-employee
Directors also receive $250 for each Board of Directors meeting attended.
Further, non-employee Directors who are members of Committees of the Board of
Directors receive $250 for each Committee meeting attended.

OTHER ARRANGEMENTS

 	In fiscal 1995, there were no other arrangements pursuant to which any Director of Medusa was compensated for any service provided as a Director.


         OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

 	The following table shows beneficial ownership, reported to Medusa as of December 31, 1995, of Common Shares, including Common Shares as to which a right to acquire ownership exists (including, without limitation, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, of each Director, Nominee for Director, the Chief Executive Officer and the four other most highly compensated executive officers (which five persons constitute the "Named Executive Officers") and, as a group, of such persons and other executive officers:

                BENEFICIAL OWNERSHIP AT DECEMBER 31, 1995

                                                        COMMON    PERCENT
         NAME                                           SHARES    OF CLASS
         ----                                          --------   --------
    Mone Anathan, III .............................       2,590     ---
    E. Thayer Bigelow, Jr. ........................       6,959     ---
    R. S. Evans ...................................     659,301     4.0%
    Richard S. Forte ..............................       7,524     ---
    Dorsey R. Gardner .............................       4,442     ---
    Jean Gaulin ...................................       2,140     ---
    Dwight C. Minton ..............................      20,147     0.1
    Charles J. Queenan, Jr. .......................      15,975     0.1
    George E. Uding, Jr. ..........................      81,953     0.5
    Boris Yavitz ..................................      11,007     ---
    Robert J. Kane ................................      97,873     0.6
    R. Breck Denny ................................      17,635     0.1
    John P. Siegfried .............................      86,435     0.5

    All of the above and other executive officers
       as a group (16 persons) ....................    1,054,601    6.4

Notes:
------
 - Each person has sole voting and investment power with respect to the Common Shares listed, unless otherwise indicated.

 - The number of Common Shares owned by each person, or by the group, has been adjusted and the percentage owned (where such percentage exceeds 0.1%) has been computed in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act.

 - Includes Common Shares held jointly, or in other capacities, as to which, in some cases, beneficial ownership is disclaimed.

 - The shareholdings shown in the above table do not include Common Shares held under the Medusa Corporation Savings and Investment Plan (the "401(k) Plan") for Messrs. Uding, Kane, Denny, Siegfried and all executive officers as a group, which are 488, 1,044, 101, 3,112 and 6,167 Common Shares, respectively.

 - The shareholdings shown in the above table do not include Common Shares subject to non-qualified stock options ("Stock Options") exercisable within 60 days of March 18, 1996 by Messrs. Evans, Uding, Kane, Denny, Siegfried and all executive officers as a group, which are 37,500, 37,500, 16,500, 10,500, 13,875 and 167,125 Common Shares, respectively.

 - The shareholdings shown in the above table do not include 1,560,370 Common Shares owned by The Crane Fund, a charitable trust, which are voted by the trustees thereof, all of whom are officers of Crane Co. (see Principal Shareholders); or the Common Shares held by trusts for the pension plans of Medusa and certain of its subsidiaries which may be voted or disposed of at the discretion of the trustees unless the sponsor of the particular plan directs otherwise. None of the Directors, Nominees for Director, executive officers or trustees has direct beneficial interest in, and all disclaim beneficial ownership of, the Common Shares held by the trusts.


                   PRINCIPAL SHAREHOLDERS

 	The following table shows information with respect to the only persons known to Medusa to be beneficial owners who have the sole voting and investment power of more than five percent of the Common Shares outstanding at March 18, 1996:

                                                 NUMBER OF      PERCENT
                                                  COMMON           OF
               NAME AND ADDRESS                   SHARES         CLASS
         ------------------------------------  ------------    ---------
         FMR Corporation
           82 Devonshire St.
           Boston, MA 02109................    2,424,154(1)     14.8%

         The Crane Fund
           100 First Stamford Place
           Stamford, CT 06902..............    1,560,370(2)      9.5
---------------

(1)	As reported in a Schedule 13G received by Medusa on February 26, 1996 from
    FMR Corporation ("FMR"). FMR filed the Schedule 13G for certain affiliates, Fidelity Management & Research Company, Fidelity Management Trust Company, Fidelity Magellan Fund and Fidelity International Limited, which entities are the beneficial owners of the Common Shares. In the Schedule 13G, FMR and its principals indicated that they had filed on a voluntary basis and disclaimed that they were a "group" and thus, that their shares did not need to be aggregated for purposes of Section 13(d) of the Securities
    Exchange Act.



(2)	As reported in a Schedule 13D received by Medusa on October 31, 1988.
    The Crane Fund is a charitable trust managed by trustees appointed by the Board of Directors of Crane Co. On March 18, 1996, the trustees of The Crane Fund were G. A. Dickoff, A. I. du Pont, R. B. Phillips, M. L. Raithel and D. S. Smith, all of whom are officers of Crane Co. Pursuant to the trust instrument, Common Shares held by such trust shall be voted by the trustees as directed by the Board of Directors of Crane Co., the distribution of the income of the trust for its charitable purposes is subject to the control of the Crane Co. Board of Directors, and Common Shares may be sold by the trustees only upon the direction of the Crane Co. Board of Directors acting by a two-thirds vote. None of the trustees of The Crane Fund, Directors of Crane Co. or Directors or Nominees for Director of Medusa has any direct beneficial interest in, and all disclaim beneficial ownership of Common Shares held by The Crane Fund.

                    EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

 	The table below shows information concerning annual and long-term compensation for the fiscal years ended December 31, 1995, 1994 and 1993 for the Chief Executive Officer and the four Named Executive Officers:


                                       ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                   ----------------------------        ----------------------------------
                                                                                 AWARDS          PAYOUTS
                                                                       -----------------------  ---------
            (A)               (B)     (C)       (D)          (E)             (F)       (G)         (H)          (I)
                                                                                    SECURITIES
                                                                                      UNDER-
                                                                       RESTRICTED     LYING
                                                         OTHER ANNUAL    STOCK       OPTIONS/     LTIP       ALL OTHER
NAME AND PRINCIPAL                   SALARY     BONUS    COMPENSATION   AWARD(S)      SAR'S      PAYOUTS   COMPENSATION
    POSITION                 YEAR     ($)        ($)        ($)(1)       ($)(2)        (#)         ($)        ($)(3)
---------------------------  ----  ---------  ---------  ------------  -----------  ----------  ---------  ------------
R. S. Evans ..............   1995   $250,000   $139,466    $397,117     $   -0-        30,000    $275,625      $  8,047
 Chairman of the Board &     1994    250,000    175,000     209,725         -0-        30,000     225,000           -0-
 Chief Executive Officer     1993    186,300    185,000     245,003         -0-           -0-     296,719           -0-

George E. Uding, Jr.(4)...   1995    300,000    167,360     169,764      99,181(5)     30,000         -0-         7,536
 President &                 1994    220,000    154,000      22,500         -0-        30,000         -0-         4,686
 Chief Operating Officer     1993

Robert J. Kane ...........   1995    162,000     86,469     157,339         -0-        15,000      91,875         5,395
 Senior Vice President       1994    118,333     82,833      99,356         -0-        12,000      75,000         4,008
                             1993    106,600     32,000      87,685         -0-           -0-      98,906         3,780

R. Breck Denny(6) ........   1995    150,000     83,680      37,626         -0-        12,000         -0-           -0-
 Vice President-Finance      1994     78,598     29,167         -0-         -0-         9,000         -0-       102,609
 and Treasurer               1993

John P. Siegfried ........   1995    130,000     72,522     173,326         -0-        12,000      91,875         5,527
 Vice President, Secretary   1994    115,000     80,500     112,224         -0-        10,500      75,000         5,237
 and General Counsel         1993     97,400     39,001      87,685         -0-           -0-      98,906         3 651

---------------

(1)	Other Annual Compensation reported in Column (e) includes non-preferential dividends paid on restricted shares, for which the restrictions have not lapsed. As noted below, where the performance restricted shares
    ("Performance Restricted Shares") achieve an established target on an established test date and the restrictions lapse, the participant qualifies for a cash award equal to the taxes payable with respect to income on the award, as well as a gross-up of income to cover such taxes ("Tax Gross-up"). On November 10, 1995, the 2 1/2-year test date for the May 10, 1993 award, Messrs. Evans, Kane and Siegfried received Tax Gross-ups of $215,000, $81,155 and $81,155, respectively. On January 23, 1995, the Committee (as defined below) authorized officers to elect to take their 1994 bonuses in Common Shares, instead of cash, accepting a two-year Common Share restriction period, making an election under Section 83(b) of the Internal Revenue Code (the "Code") and receiving a Tax Gross-up. Messrs. Evans, Uding, Kane, Denny and Siegfried elected to take Common Shares and received Tax Gross-ups of $139,819, $138,790, $59,716, $31,008 and $76,332,
    respectively. No other perquisites or other personal benefits, securities or property have been reported, unless the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonuses reported to the Named Executive Officers, or unless a particular perquisite or personal benefit exceeds 25% of the value of the perquisites reported in the table for a Named Executive Officer.

(2)	The number of restricted shares for which the restrictions have not lapsed, held by each of the Named Executive Officers and the aggregate value thereof, as of December 31, 1995 were as follows:

                                          # OF
                                          RESTRICTED     AGGREGATE
                                          SHARES HELD      VALUE
                                          -----------   ----------
           R. S. Evans ................      81,158     $2,176,049
           George E. Uding, Jr. .......      72,450      1,942,566
           Robert J. Kane .............      32,623        874,704
           R. Breck Denny .............      15,235        408,488
           John P. Siegfried ..........      30,865        827,568

    Non-preferential dividends are paid on restricted shares for which the restrictions have not lapsed. The "Aggregate Value" in the above chart has been calculated based upon the fair market value of one Medusa Corporation Common Share, which, on December 29, 1995, was $26.8125 (the "Fair Market Value"). Included in the above are Performance Restricted Shares granted to the Named Executive Officers since fiscal 1991, which are reported either in the above table or in the Summary Compensation Table as "LTIP Payouts". (See also pages 9, 13, 14, 15, 19 and 24 of the Proxy Statement for additional information on the 1991 LTIP (as defined below) awards made in fiscal 1995.)

(3)	All Other Compensation reported in column (i) includes; a) amounts contributed for fiscal 1995 for the Named Executive Officers, except for Mr. Evans, under the 401(k) Plan (50% of the voluntary plan savings of the Named Executive Officers, on up to $9,240, which was the maximum amount of compensation which could have been deferred in a 401(k) Plan in fiscal 1995, the 401(k) Plan ("Company Match")), and b) imputed cost of group term life insurance in fiscal 1995 for Messrs. Evans, Uding, and Siegfried of $552, $3,036, and $1,175, respectively. On March 1, 1995, the Company implemented a Supplemental Executive Savings Plan to the 401(k) Plan (the "Top Hat Plan") which includes as participants the Named Executive Officers. Other than the Top Hat Plan Company Match received by Messrs. Evans and Kane of $7,495 and $775, respectively, the only Top Hat Plan benefit which participants receive from the Company is interest at the 10-year Treasury rate on compensation which the participants elect to defer under the Top Hat Plan. In fiscal 1994, Mr. Denny received a reimbursement from Medusa of moving expenses of $98,234.

(4)	Mr. Uding was elected President of Medusa as of January 1, 1994.



(5)	In May of 1995, Mr. Uding received 4,069 SERP-Equivalent (as defined below)
    shares, the restrictions upon which shares immediately lapsed under the terms of the plan, because he had attained age 62.

(6)	Mr. Denny was elected Vice President-Finance and Treasurer of Medusa as of
    September 1, 1994.

STOCK OPTION GRANTS IN LAST FISCAL YEAR:

 	The table below shows all individual grants of Stock Options to the Named Executive Officers of the Company during the fiscal year ended December 31, 1995:


    (A)                    (B)          (C)            (D)          (E)           (F)
                        NUMBER OF    % OF TOTAL
                        SECURITIES   OPTIONS/
                        UNDERLYING   SAR'S (1)
                         OPTIONS/    GRANTED TO
                         SAR'S(1)    EMPLOYEES     EXERCISE OR                GRANT DATE
                         GRANTED     IN FISCAL     BASE PRICE    EXPIRATION     PRESENT
NAME                      (#)          YEAR         ($/SH)(2)       DATE      VALUE($)(3)
----------------------  ----------   -----------   -----------   ----------   -----------
R. S. Evans ..........   30,000        12.15%        $24.375       05/08/05    $326,400
George E. Uding, Jr. .   30,000        12.15%         24.375       05/08/05     326,400
Robert J. Kane .......   15,000         6.07%         24.375       05/08/05     163,200
R. Breck Denny .......   12,000         4.86%         24.375       05/08/05     130,560
John P. Siegfried ....   12,000         4.86%         24.375       05/08/05     130,560
---------------

(1)	Since fiscal 1990, the Company has not granted any stock appreciation rights ("SAR's").

(2)	All Stock Options were granted at the fair market value of the Common
    Shares on the date of grant. Options granted become exercisable 50% one year, 75% two years and 100% three years after grant and unless exercised (with respect to fiscal 1995 awards), expire ten years after grant. Except with respect to Senior Executive Officers (the Chairman and the President), if employment terminates, the participant may exercise his or her Stock Options only to the extent such could have been exercised on the date the participant's employment terminated and within three months thereof. In the event a participant's employment terminates by reason of death, retirement, permanent disability or change in control, Stock Options become fully exercisable. The exercise price may be paid by delivery of Common Shares owned by the participant for more than six months and the participant's income tax obligations related to exercise may be satisfied by surrender of Common Shares received upon exercise, subject to certain conditions.

(3)	The Stock Options were valued using the Black-Scholes Method which indicated a value of $10.88 per option.  The assumptions used were:
    Volatility .3660, Risk-Free Interest Rate 6.28% based on the Bear, Stearns & Co.'s Treasury Strip Rate Maturing May 2005; Dividend Yield 2.06% and a ten-year time of exercise. Since the actual value, if any, which an optionee may realize depends on the excess of the stock price over the exercise price on the date the option is exercised, there is no assurance that the value will be at or near the value estimated using the Black-Scholes Method.

OPTION / SAR'S EXERCISES AND UNEXERCISED VALUES AT YEAR-END

 	The table below shows aggregated information with respect to the exercise(s)
of Stock Options and SAR's which were granted in fiscal 1990 and prior years under the Medusa Corporation 1988 Stock Option Plan and the Medusa Corporation
1988 Stock Appreciation Rights Plan to the Named Executive

Officers and the value realized in fiscal 1995 as a result of such exercise(s). The table below also shows information with respect to the Stock Options which were granted to the Named Executive Officers in fiscal 1994 and fiscal 1995 under the Medusa Corporation 1991 Long-Term Incentive Plan (the "1991 LTIP") and which remained unexercised at December 31, 1995 and the value thereof:

          (A)              (B)         (C)                (D)                           (E)
                                                   NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                         SHARES                   UNDERLYING UNEXERCISED            IN-THE-MONEY
                        ACQUIRED                     OPTIONS/SAR'S AT             OPTIONS/SAR'S AT
                           ON         VALUE        DECEMBER 31, 1995(#)         DECEMBER 31, 1995($)
                        EXERCISE     REALIZED   --------------------------   --------------------------
NAME                     (#)(1)       ($)(2)    EXERCISABLE  UNEXERCISABLE   EXERCISALBE  UNEXERCISABLE
---------------------  -----------   --------   -----------  -------------   -----------  -------------
R. S. Evans .........     7,093      $190,175      15,000        45,000        $38,437       $111,562
George E. Uding, Jr..       -0-           -0-      15,000        45,000         38,437        111,562
Robert J. Kane ......       -0-           -0-       6,000        21,000         15,375         51,937
R. Breck Denny ......       -0-           -0-       4,500        16,500            -0-         29,250
John P. Siegfried ...       563        15,104       5,250        17,250         13,453         42,703
---------------

(1)	As shown in column (b) of the above table, where appropriate, the "Shares
    Acquired" from SAR's have been theoretically calculated by dividing fiscal 1995 proceeds by the Fair Market Value.

(2)	The Medusa Corporation 1988 Stock Appreciation Rights Plan provides for payment of one-third of the value realized at time of valuation (exercise) and delayed payments of one-third of the value realized on each of the first and second anniversaries of the date of valuation and only if the participant is employed by Medusa on such anniversaries. Thus, in column
    (c) of the above table, the Value Realized as a result of SAR valuations may not correlate with the Value Realized as a result of Stock Option exercises.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

 	The table below shows information with respect to Performance Restricted Shares awarded pursuant to the 1991 LTIP to the Named Executive Officers during the fiscal year ended December 31, 1995:

                                                                     ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                                                                  PRICE-BASED PLANS
                                                                  ----------------------------------------------
       (A)                    (B)                 (C)                (D)              (E)              (F)
                            NUMBER OF        PERFORMANCE OR
                          SHARE, UNITS     OTHER PERIOD UNTIL
                            OR OTHER          MATURATION OR       THRESHOLD          TARGET          MAXIMUM
NAME                      RIGHTS (#)(1)         PAYOUT (2)         ($ OR #)         ($ OR #)         ($ OR #)
-----------------------   -------------   ---------------------   -------------   -------------   -------------
R. S. Evans ...........      17,546           20% per year;        3,510 shares   3,509 shares;   17,546 shares
                                          from 5/9/96 to 5/8/00     on 5/9/96     next 3 years     on 5/8/00
George E. Uding, Jr. ..      15,931           20% per year;        3,187 shares   3,186 shares;   15,931 shares
                                          from 5/9/96 to 5/8/00     on 5/9/96     next 3 years     on 5/8/00
Robert J. Kane ........       9,585           20% per year;        1,917 shares   1,917 shares;    9,585 shares
                                          from 5/9/96 to 5/8/00     on 5/9/96     next 3 years     on 5/8/00
R. Breck Denny ........       7,187           20% per year;        1,439 shares   1,437 shares;    7,187 shares
                                          from 5/9/96 to 5/8/00     on 5/9/96     next 3 years     on 5/8/00
John P. Siegfried .....       6,056           20% per year;        1,212 shares   1,211 shares;    6,056 shares
                                          from 5/9/96 to 5/8/00     on 5/9/96     next 3 years     on 5/8/00


---------------

(1)	The fair market value (the average of the high and low prices on the New
    York Stock Exchange Composite Transactions Tape) of one Medusa Corporation Common Share on the May 8, 1995 award date (the "Award Date") was $24.375.

(2)	In respect to fiscal 1995 awards, the number of restricted shares was divided into two portions, as follows: a) a Supplemental Executive Retirement Plan ("SERP-Equivalent") portion, consisting of actuarially-determined time-based restricted shares, which for Messrs. Evans, Uding, Kane, Denny and Siegfried were 2,454, 4,069, 415, 813 and 1,944, respectively; and b) a Performance Restricted Share portion, the balance of the award, which consisted of the performance-based shares listed on the chart above. A 20% portion of the Performance Restricted Share award is tested annually during the 5-year restriction period on each anniversary of the Award Date (the "Test Date"). In order for the share restrictions to fully lapse, two requirements must be met: (i) the value of one Common Share (adjusted for stock distributions, but not reflecting dividends) may not decline from the Award Date to a Test Date; and (ii) the Common Share growth rate must meet or exceed 110% of the growth rate of the Cement Industry Peer Group (see page 17 of the Proxy Statement), when measured from the Award Date to a Test Date. There is also a provision for "Partial Lapses" with respect to proportionate amounts of the shares in 10% increments, if more than 101%, but less than 110% of the growth rate performance objective is attained. (i.e., a 101% growth rate causes the restrictions to lapse with respect to 10% of the shares, etc.). If, when tested, the restrictions on all or part of a 20% portion of the award fail to lapse, then such portion or portions are not forfeit until they are retested, as applicable, during the 5-year restriction period. Upon the lapse of restrictions on Performance Restricted Shares, the participant will receive a Tax Gross-up. During the performance period, the Performance Restricted Shares may be voted and pay non-preferential dividends to the participant.

RETIREMENT BENEFITS

 	The Medusa Corporation Pension Plan for Certain Covered Employees (the "Pension Plan") is a defined benefit pension plan. The amount of contribution with respect to a specified person is not, and cannot be, individually calculated. Benefits under the Pension Plan are based on the participant's base salary, which includes overtime, but excludes annual and long-term incentive compensation and commissions and reflects credited years of service up to a maximum of 35 years of service. The table below sets forth estimated annual benefits under the Pension Plan which are payable to an employee upon normal retirement in 1995 at age 65 with selected periods of service and assumes payments are made on a straight life annuity basis:

                                           PENSION PLAN TABLE
                            ESTIMATED ANNUAL BENEFITS UPON RETIREMENT IN 1996
                                   WITH YEARS OF SERVICE INDICATED(1)
               --------------------------------------------------------------------------
REMUNERATION    5 YEARS   10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
------------   --------   --------   --------   --------   --------   --------   --------
$125,000        $ 8,482    $16,964    $25,446    $33,929   $ 42,411   $ 50,893   $ 59,375
 150,000         10,179     20,357     30,536     40,714     50,893     61,071     71,250
 175,000         11,875     23,750     35,625     47,500     59,375     71,250     83,125
 200,000         13,571     27,143     40,714     54,286     67,857     81,429     95,000
 225,000         15,268     30,536     45,804     61,071     76,339     91,607    106,875
 250,000         16,964     33,929     50,893     67,857     84,821    101,786    118,750
 275,000         18,661     37,321     55,982     74,643     93,304    111,964    130,625
 300,000         19,728     39,455     59,183     78,911     98,638    118,366    138,094
 325,000         21,021     42,043     63,064     84,086    105,107    126,129    147,150
 350,000         22,618     45,237     67,855     90,474    113,092    135,711    158,329
 375,000         24,280     48,560     72,840     97,120    121,401    145,681    169,961
 400,000         25,890     51,780     77,671    103,561    129,451    155,341    181,232
---------------

(1)	The amounts shown exclude any benefits under the Pension Plan provided solely through optional employee contributions. In accordance with amendments to the Code made by the Tax Reform Act of 1986 and the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), the maximum amount of compensation which may be included in the determination of any participant's benefit under the Pension Plan in 1996 is $150,000 and the maximum annual benefit payable under the Pension Plan in 1996 is $120,000. However, these limitations may not reduce a participant's accrued benefit under the Pension Plan below such participant's accrued benefit under the Pension Plan as of December 31, 1988.

 	The above table covers all of the Named Executive Officers, other executive officers and other salaried employees on a non-contributory basis.  The Pension
Plan also provides for the payment of benefits to an employee's surviving spouse or other beneficiary and various other optional methods of payment.  The calculation of retirement benefits under the Pension Plan is based upon average earnings for the highest five consecutive years in the ten years preceding retirement.  The benefits listed in the above table are not subject to any deductions for Social Security or other offset amounts.  As of March 29, 1996, the years of credited service for Messrs. Evans, Uding, Kane, Denny and
Siegfried were: 8 years, 2 years, 16 years, 1 year and 16 years, respectively.

 	Effective as of January 1, 1995, the Board of Directors approved a Supplemental Executive Retirement Equivalent Plan (the "SERP-Equivalent Plan") for executive officers. The SERP-Equivalent Plan awards to the Named Executive Officers in fiscal 1995 are described on page 10 of the Proxy Statement. In fiscal 1995, the Board of Directors, with respect to Mr. Evans, and the Committee (as defined below), with respect to the other Named Executive Officers, awarded approximately the same 1991 LTIP awards as in fiscal 1994. With respect to the executive officers, an actuarially-based number of shares were "carved-out" from the total award and restricted for a period of five years, or until the participant reaches age 62, whichever occurs sooner. The SERP-Equivalent Plan awards are designed to supplement the Medusa qualified Pension Plan by providing the maximum pension benefit at 15 rather than 35 years of service, and are based upon the Annual Incentive Plan (the "AIP") compensation in addition to base salary. In fiscal 1995, the balance of the 1991 LTIP awards to the Named Executive Officers were in Performance Restricted Shares (see page 9 of the Proxy Statement) or Stock Options (see page 8 of the Proxy Statement).

SEVERANCE AGREEMENTS

 	Medusa has special termination agreements with each of its executive officers including the Named Executive Officers.  Prior to a change of control of
Medusa, the beneficiaries are employees at will and as such may be discharged without being entitled to contractual benefits (change of control includes tender offers and certain other change of control transactions).  The agreements provide for a lump sum cash payment of three times the amount of the employee's annual base salary and a pro-rata portion of any annual incentive compensation from the previous year if:  (a) within two years from the date of a change of control such employee is terminated without cause by Medusa;  (b)
within such two-year period such employee terminates his or her employment for good reason; or (c) at the end of a one-year period from the date of a change of control such employee terminates his or her employment within a 30-day period for any reason.  All of the agreements provide for reimbursement of the employee on an after-tax basis in the event excise taxes are imposed on employee benefits under Section 4999 of the Code, irrespective of whether such benefits are paid by reason of the agreement or otherwise.


           ORGANIZATION AND COMPENSATION COMMITTEE REPORT
                     ON EXECUTIVE COMPENSATION

INTRODUCTION

 	The responsibilities of the Organization and Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") currently include: the organization of the Company, the Company's compensation plans, and the specific forms and levels of compensation granted to executive officers and division presidents. The Board is responsible for the compensation of the Chief Executive Officer. The Committee has been delegated authority by the Board with respect to the compensation of the other Named Executive Officers. The Committee, which is comprised of four members, each of whom is a non-employee Director, hereby reports to the shareholders of the Company, as follows:

COMPENSATION PHILOSOPHY

 	The fundamental compensation philosophy of the Board is to provide compensation levels which are sufficient to attract and retain highly qualified executive officers, and to motivate such executive officers to provide superior products and services to the Company's customers, thereby maximizing the financial returns to the Company's shareholders. To the greatest extent possible, the Company bases compensation upon objective Company and individual performance criteria.

 	The executive officers of the Company currently receive compensation from four "quadrants," as follows: a) base salary; b) awards under the AIP; c) awards under the 1991 LTIP; and d) a "security package" which includes miscellaneous other executive compensation benefits. The Committee's executive compensation policies provide for competitive levels of compensation which integrate base salary with the AIP, the 1991 LTIP and the security package, make executive compensation dependent upon corporate performance and recognize individual initiative and achievement. The Committee obtains and monitors formal surveys of executive compensation, both generally and for the construction products industry, from public and private sources, in order to ensure that the compensation paid under the Committee's executive compensation policy is competitive.

 	The Committee believes that the compensation of the Chief Executive Officer and the other executive officers (including the Named Executive Officers) should be primarily dependent on the Company's performance. Consistent with this philosophy, executive compensation from two quadrants, the AIP and the 1991 LTIP, is contingent upon corporate and individual performance. The Committee also endorses the view that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning the interests of management with those of the shareholders of the Company, in order to provide management with a direct financial incentive to enhance shareholder value. Since 1988, the Committee has utilized stock-based arrangements, and since 1991, such arrangements have been tied to stock performance. Thus, over time, stock-based arrangements have become an increasingly important element in the compensation of the executive officers of the Company.

EXECUTIVE COMPENSATION

 	ANNUAL BASE SALARY. In 1995, the Company budgeted 3.7% for merit salary increases during calendar 1996. This merit increase "pool" was only available because of the Company's satisfactory performance. On occasion, the Company has not granted increases because of the Company's unsatisfactory performance. In those years when the Company's performance justifies establishing a merit increase pool, the Committee reviews and makes recommendations with regard to changes in each executive officer's salary, including in the Committee's review process, without limitation, such factors as job performance for the prior year (generally by way of an annual written performance review conducted by the person to whom the individual reports), comparable levels of salary both generally and in the construction products industry, internal compensation equity considerations, level of current responsibilities, future growth potential in the Company, changes in cost of living expense since the prior year and maximization of after-tax income. In its 1996 executive officer compensation review, the Committee assigned the highest weight to the individual's job performance in the prior year and a lesser weight to the individual's future growth potential in the Company.

 	ANNUAL INCENTIVE PLAN. Each executive officer is eligible for additional cash or stock compensation from Medusa's AIP, awards under which are contingent upon the Company's performance against specific pre-established financial goals, with discretionary awards for extraordinary individual performance. Certain key employees of the Company are also eligible for awards under the AIP. Also, discretionary awards may be made to non-AIP participants who make extraordinary contributions to the success of the Company. At the beginning of each fiscal year, the Committee, in consultation with management, approves the AIP financial target for the Company. Currently, the Return on Capital Employed by the Company ("ROCE") is the threshold indicator of financial performance used by the Committee to determine whether awards are paid under the AIP and the amount of incentive compensation for each executive officer for the year. Each executive officer's award is based: (a) 70% upon Company performance; and (b) an additional discretionary award of 30% which is awarded only if the individual made an extraordinary contribution to the success of the Company. For fiscal 1995, the ROCE selected for which 100% of the bonus pool would be awarded was 41.5% (the "AIP Target"). As of December 31, 1995, the Company's ROCE (for AIP purposes) was 42.5%, which exceeded the AIP Target.

 	Generally, AIP compensation does not exceed 50% of the base salary of an executive officer. As of December 31, 1995, the actual amount of AIP awards awarded to the Named Executive Officers was about 113% of the AIP Target. For key employee AIP participants, the threshold bonus is generally either 50%, 40% or 30% of such employee's base salary, based upon each participant's responsibilities, subject to the same adjustments described above. If the Company's performance threshold is not achieved, the Committee has the discretion to pay a smaller percentage than the threshold amount. However, by policy, no awards under the AIP are made unless the Company is profitable.

 	LONG-TERM INCENTIVE PLAN. In 1991, the shareholders of the Company approved the 1991 LTIP, and in 1994, the shareholders approved an amendment to the 1991 LTIP. The 1991 LTIP is an "omnibus plan," which allows the Committee significant flexibility and discretion in granting restricted shares, stock options, stock appreciation rights, performance awards and other awards. Since 1991, the Committee has made five consecutive annual grants of Performance Restricted Shares under the 1991 LTIP. In fiscal 1995, the Company did not adjust or amend the exercise price of any Stock Options previously awarded to the Named Executive Officers. In fiscal 1995, the Committee granted Stock Options to executive officers. Stock Options were also awarded to certain key employees of the Company under the 1991 LTIP. (See page 9 and page 8 of the Proxy Statement for a more detailed description of Performance Restricted Share and Stock Option awards.)

 	Awards of Performance Restricted Shares to executive officers have been made consistent with the Committee's philosophy to align the interests of management with those of shareholders. On November 10, 1995, the first (2 1/2-year) test date for the 1993 award, the Performance Restricted Shares had grown by 136% more than the Standard and Poor's 500 Composite ("S&P 500") (the performance objective was 125%). In the opinion of the Committee, the excellent stock growth achieved on that test date is a strong indication of the success of awards under the 1991 LTIP in aligning the interests of management with those of the shareholders of the Company.

 	With respect to awards of Performance Restricted Shares under the 1991 LTIP, the Committee has generally not considered prior grants of stock-based awards and/or other stock holdings, as the Committee does not feel that the objective of aligning the interests of management with those of shareholders is consistent with setting an upper limit on the percent of shareholdings by management.  Further, such Committee philosophy is consistent with the executive compensation policy of the federal government, which is to allow
"performance-based compensation," when approved by shareholders, to be excluded from compensation deductibility limits.

 	In 1995, as noted in greater detail below, the Committee amended its criteria for Performance Restricted Share awards by changing the peer group comparison, the test date intervals, and providing for greater flexibility over the five-
year restriction period.  These changes will continue to allow shareholders to monitor the performance of Performance Restricted Shares, since the Cement
Industry Peer Group comparison is a required market measure in the Performance
Graph which appears on page 17 of the Proxy Statement.  In May of 1996, the
Committee will consider whether it is appropriate to make additional awards under the 1991 LTIP to the Named Executive Officers for fiscal 1996.

 	SECURITY PACKAGE. One of the reasons why the Committee retains outside executive compensation consultants is the Committee's desire for assurance that the Company's executive compensation remains sufficient to attract, retain and motivate highly qualified executive officers. In fiscal 1995, the substantive elements in Medusa's executive compensation security package were the qualified Pension Plan (see page 10 of the Proxy Statement), Severance Agreements (see page 12 of the Proxy Statement), and the 401(k) Plan (see page 7 of the Proxy Statement). During fiscal 1995, the Committee reviewed two additions to the security package in response to federal laws which have eroded the benefits payable to executive officers under qualified plans. In February 1995, the Board of Directors approved the Top Hat Plan. Participants include executive officers and certain key employees. The Top Hat Plan supplements the existing 401(k) Plan. The Top Hat Plan allows executive officers to increase their pre-tax income deferrals. Any overflow of the Company Match from the Company's 401(k) Plan is paid in Common Share equivalents. Income deferrals receive interest at the 10-year Treasury rate, adjusted annually. Since the Top Hat Plan is not separately funded by Medusa, participants have an unsecured claim against the Company's assets with respect to any income deferred, Company Match (where applicable) and interest, which benefits are paid in a lump sum at retirement, termination of a participant's employment, plan termination or change in control. Effective as of January 1, 1995, the Board of Directors approved the SERP-Equivalent Plan (see page 7 of the Proxy Statement). The SERP-Equivalent Plan is funded with time-based restricted shares, rather than cash, with an actuarially-based number of shares "carved-out" of Performance Restricted Share awards made under the Committee's prior practices (see page 11 of the Proxy Statement).

DETERMINATION OF THE COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

 	The compensation for the Chief Executive Officer, R. S. Evans, is reviewed and recommended by the Committee for approval by the Board of Directors, following a process similar to that described above for executive officers, except that the full Board of Directors is included in the approval process for the Chief Executive Officer's compensation. In January of 1996, the Board met in executive session to conduct a comprehensive review of the performance of the Chief Executive Officer. Subsequently, the Board had a dialogue with the Chief Executive Officer. Outlined below, are the performance criteria and the action taken with respect to such review.

 	ANNUAL BASE SALARY. In determining the annual compensation for the Chief Executive Officer, the Board seeks not only to be competitive with other companies, both generally and in the construction products industry, but also to have a significant percentage of the compensation of the Chief Executive Officer based upon the Company's attainment of objective performance goals, including ROCE and the fair market value growth of Company stock. This arrangement provides an incentive for the Chief Executive Officer to provide the leadership necessary to attain the Company's strategic objectives, while also providing compensation stability in the form of the base salary quadrant of the total compensation of the Chief Executive Officer. In January of 1996, the Board increased Mr. Evans' base salary for fiscal 1996 from $250,000 to $275,000.

 	ANNUAL INCENTIVE PLAN. In January of 1996, in evaluating the performance of the Chief Executive Officer, the Board also considered the Company's accomplishments during fiscal 1995. Further, the Board generally noted that in fiscal 1995, the Company had achieved record profits and the Company's shares had substantially maintained their value since the prior year. Therefore, for fiscal 1995, the Board granted Mr. Evans an AIP award of $139,466.

 	LONG-TERM INCENTIVE PLAN.  In May of 1995, the Board awarded Mr. Evans 20,000 restricted shares.  Of these, 2,454 were SERP-Equivalent Plan restricted shares, the restriction upon which lapse after five years, and 17,546 were
Performance Restricted Shares with five annual test dates from May 9, 1996 to
May 8, 2000.  In May of 1995, the Board also awarded Mr. Evans 30,000 non-
qualified Stock Options at
an option price of $24.375.  In May of 1996, the Board will evaluate whether it is appropriate to make additional 1991 LTIP awards to the Chief Executive
Officer for fiscal 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

 	None of the members of the Organization and Compensation Committee is now or
was formerly an officer or employee of Medusa, or any of Medusa's subsidiaries.
During fiscal 1995, none of the executive officers of Medusa served as a member of the board of directors, or a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, any of whose executive officers served on the Committee, or on the Board (such relationships are commonly known as "interlocks").

TAX MATTERS

 	One of the executive compensation factors which the Committee regularly reevaluates is the anticipated tax treatment for the Company and for the executive officers of various forms of compensation. To the greatest extent possible, the Committee's general objectives are to both maximize the deductibility as a business expense of executive compensation for the Company and maximize the after-tax income for executive officers. On occasion, these dual objectives diverge, and the Committee is faced with a difficult choice.
Section 162(m) of the Code (the so-called "Million Dollar Compensation Cap") may confront the Committee with such a choice. It should be noted that in 1994, in order to exclude such compensation from Section 162(m), the Board obtained shareholder approval of the performance goals for Performance Restricted Shares awarded under the 1991 LTIP, and in 1995, the Board of Directors amended the 1991 LTIP in order to exclude stock option compensation from Section 162(m). While to-date, the Committee has not been required to confront this issue in practice, the Committee recognizes that deferral of compensation to a future tax year would be an acceptable method to preserve the deductibility of any compensation to the Named Executive Officers which exceeds the Million Dollar Compensation Cap.

GENERAL MATTERS

 	The Committee continues to make regular evaluations, both by itself and with the advice of independent incentive compensation consultants, and may from time-to-time in the future, either change the type of incentive compensation awards granted to executive officers and key employees under the 1991 LTIP, or
(with shareholder approval, as appropriate) recommend the adoption of new incentive compensation plans.

 	The purpose of this report is to inform shareholders of the responsibilities and the philosophy of the Committee with respect to executive compensation.
Neither this report nor the Performance Graph which follows is intended to be used for any other purpose or to be incorporated by reference in any of the
Company's past or future filings with the Securities and Exchange Commission.

                               THE ORGANIZATION AND COMPENSATION COMMITTEE
                               COMMITTEE

                               Boris Yavitz, Chairman
                               Dorsey R. Gardner
                               Jean Gaulin
                               Dwight C. Minton

                        PERFORMANCE GRAPH

 	Set forth below is a line graph which compares the yearly change in the cumulative total shareholder return of Medusa Corporation Common Shares against the cumulative total return of the S&P 500 and a Cement Industry Peer Group (as defined below), for the period using December 31, 1990 as the base and showing the total return for five fiscal years commencing January 1, 1991 and ending December 31, 1995:

          	Comparison of Five-Year Cumulative Total Return
	Medusa Common Shares, S&P 500 and Cement Industry Peer Group Indices


                    1990     1991     1992     1993     1994     1995
                   ------   ------   ------   ------   ------   ------
     Medusa        100      123.68   146.33   392.57   303.28   334.57
     S&P 500       100      130.47   140.41   154.56   156.60   215.45
     Peer Group    100      107.29   120.08   186.54   151.15   184.28
---------------

(1)	The Performance Graph assumes that the value of the investment in Medusa
    Common Shares and each other index was $100 on December 31, 1990 and that all dividends were reinvested.



(2)	In selecting a representative Cement Industry Peer Group, Medusa was limited by the small number of U.S.-based, publicly-traded companies which principally manufacture portland cement. The above peer group index includes most of the publicly-traded U.S. cement companies; Giant Group, Ltd. (through August 1994) and its cement business successor, Giant Cement Holding, Inc. (September 1994 through December 1995) (collectively, "Giant Cement"), Lafarge Corporation, Lone Star Industries, Puerto Rican Cement Co., Inc., Southdown, Inc. and Texas Industries. In order to prepare the peer group index, the cumulative total returns of the companies were weighted at the beginning of each measurement period on the basis of the companies' market capitalization.

            OTHER TRANSACTIONS AND RELATIONSHIPS

 	The law firm of Kirkpatrick & Lockhart LLP, of which Mr. Queenan is a Senior
Counsel, furnished legal services to Medusa in fiscal 1995. Such legal fees did not exceed five percent of the gross revenues of Kirkpatrick & Lockhart LLP in
1995.  Apart from the standard director compensation arrangements (annual retainer and meeting fees) which Mr. Queenan received, as described above on page 3, Mr. Queenan did not personally receive any fees for legal services which Kirkpatrick & Lockhart LLP provided to Medusa in fiscal 1995.


 COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

 	Section 16(a) of the Securities Exchange Act of 1934 requires Medusa's Officers and Directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "S.E.C.") and the New York Stock Exchange. Executive officers, Directors and greater than 10% shareholders are required by S.E.C. regulation to furnish Medusa with copies of all Section 16(a) forms which they file (Form 3, Form 4 or Form 5). Medusa believes that during the period from January 1, 1994 to December 31, 1995 all
Section 16(a) filing requirements applicable to Medusa's executive officers, Directors and 10% shareholders were materially complied with. In making the above statement, Medusa has relied upon the written representations of its Directors and executive officers.


                    SELECTION OF AUDITORS

 	The General Corporation Law of the State of Ohio, Section 1701.01 ET SEQ. does not require approval by shareholders of the selection of auditors. The firm of Deloitte & Touche LLP acted as independent auditors for Medusa for the year ended December 31, 1995, and the firm or its predecessors have acted as auditors of Medusa since 1979. As allowed by law, the Board of Directors will select the auditors for Medusa for 1996. In accordance with Medusa's practice, a member of the firm of Deloitte & Touche LLP will attend the Annual Meeting of Shareholders, have an opportunity to make a statement if he or she so desires and to respond to appropriate questions which may be asked by shareholders.

    PROPOSED AMENDMENT TO THE 1991 LONG-TERM INCENTIVE PLAN

INTRODUCTION

 	On January 22, 1996, the Board of Directors adopted a resolution approving an amendment to the Medusa Corporation 1991 Long-Term Incentive Plan (the "1991
LTIP"), which would increase, as of May 6, 1996, the number of Common Shares available for grant by 800,000 shares (the "Amendment").  Implementation of the
Amendment is subject to shareholder approval.  The Board of Directors separately seeks shareholder approval of the material terms of performance goals of Performance Restricted Shares awarded under the 1991 LTIP, which were amended by the Board of Directors on May 8, 1995.  (See the proposal below at page 24.)

 	The purpose of the 1991 LTIP is to provide the Company with a means to attract and retain individuals of outstanding ability, and to motivate, reward and retain executive officers and key employees who have made and are anticipated to continue to make significant contributions to the Company's success. Awards under the 1991 LTIP are intended to increase the proprietary interest of the Company's executive officers and key employees and to increase their personal interest in the continued success of the Company. In its five years of operation, the 1991 LTIP has become the foundation of the Company's long-term compensation program which is aimed at making executive officers and key employees significant shareholders of the Company and thus align the interests of management with those of shareholders in order to provide management with a direct financial incentive to enhance shareholder value.

 	If the Amendment is approved, the maximum number of shares or options which may be awarded by the Organization and Compensation Committee of the Board of
Directors (the "Committee") under the 1991 LTIP will be increased by 800,000.
There were 279,257 shares available for grant under the 1991 LTIP as of
December 31, 1995.  This figure may increase or decrease prior to the Annual
Meeting of Shareholders by reason of cancellations, forfeitures or additional grants in the interim.  The Committee customarily selects recipients and makes awards annually, immediately prior to, or at each annual meeting of shareholders.  Other than the SERP-Equivalent Restricted Shares and the AIP
Restricted Shares, the restrictions on the awards to the Named Executive
Officers lapse solely on the satisfaction of performance-based criteria.
Awards of Performance Restricted Shares are reported on pages 6 and 9 of the foregoing tables as LTIP Payouts and as Long-Term Incentive Plan Awards,
respectively.

NEW PLAN BENEFITS

 	With respect to the proposed increase of 800,000 shares, the Committee does not intend to make any awards to executive officers and key employees under the
1991 LTIP until May of 1996.  Since the level and amount of awards for the fiscal year 1996 have not been determined, the dollar value and number of units shown in the table below are those which were received during fiscal 1995, as follows:

                                     NEW PLAN BENEFITS
                                                                           Number of
Name                                                      Dollar Value(1)   Units(2)
--------------------------------------------------------  ---------------  ----------
R. S. Evans ............................................     $1,061,277       57,408
George E. Uding, Jr. ...................................      1,037,441       56,519
Robert J. Kane .........................................        501,842       27,630
R. Breck Denny .........................................        378,173       21,235
John P. Siegfried ......................................        436,437       23,408

All executive officers as a group (8 persons) ..........      4,461,146      244,820

Non-executive director group ...........................         None          None

Non-executive officers (key employees) group (22 persons)     1,251,200      115,000
_______________

(1) The dollar values shown above are based upon the fair market value of one Medusa Corporation Common Share at December 29, 1995, which was $26.8125. Such valuation does not reflect any diminution of value attributable to the restrictions on the shares. The Stock Options were valued at $10.88 per option in accordance with the Black-Scholes Method.

(2) Includes 26,770 AIP Restricted Shares received by executive officers on February 6, 1995 and 11,857 SERP-Equivalent Plan Restricted Shares, 76,143 Performance Restricted Shares and 247,000 Stock Options which were awarded to the executive officers and key employees on May 8, 1995.

PRINCIPAL PROVISIONS OF THE 1991 LTIP

 	Recipients of benefits awarded under the 1991 LTIP are not required to make any payment or provide consideration other than the rendering of service to the
Company as employees.  The maximum aggregate number of additional shares
(including restricted shares, stock options or other share-equivalent employee benefits) which may be awarded under the 1991 LTIP would be 800,000.  The 1991
LTIP has a provision permitting adjustments of the number of shares in order to reflect the effect of stock splits, dividends, distributions, combinations and reorganizations.  Shares which are reacquired by the Company as a result of forfeitures prior to the 1991 LTIP's expiration are not regarded as having been previously awarded and therefore may be regranted to employees.  Other than an annual award limit per participant of 100,000 stock options or SAR's, no limit is imposed on the number of shares which may be awarded to any given individual.  The closing price of Medusa Corporation Common Shares on the March
18, 1996 record date, as reported by the New York Stock Exchange Composite
Transactions Tape, was $30.50 per share. The 1991 LTIP is administered by the
Committee, which is composed of four non-employee Directors.  Non-employee
Directors are not eligible to participate in the 1991 LTIP.  Since its inception, only Performance Restricted Shares, SERP-Equivalent Restricted
Shares, AIP Restricted Shares and Stock Options have been awarded under the
1991 LTIP to the executive officers, including those members of the Board of
Directors who are also executive officers of the Company and to certain key employees of the Company and its subsidiaries.  As of December 31, 1995, there were 32 participants in the 1991 LTIP.  Subject to the specific terms of the
1991 LTIP, the Committee has sole discretion and authority to select the recipients and to determine the size, performance criteria and timing of awards.

 	RESTRICTED SHARES  Upon an award of restricted shares, a share certificate is registered in the name of each participant, with an appropriate legend referring to the applicable terms, conditions and restrictions.  Shares awarded pursuant to the 1991 LTIP may not be sold, transferred, assigned or pledged until the restrictions lapse.  The lapse of restrictions may be conditioned upon performance criteria, the expiration of a restriction period or such other criteria as are established by the Committee on the award date.  With respect to outstanding awards, the Committee has the power to modify the period of restriction, any vesting schedule and the other terms and conditions of the award, provided that no such modification may increase the benefit under the award beyond that which the Committee could originally have granted at the time of the award or impair the rights of a participant without the participant's consent.  As owner of the awarded shares, the recipient has all other rights of a shareholder, including the right to vote the shares and receive dividends and other distributions during the restriction period.  Except for Senior Executive
Officers, whose awards continue to survive on a post-employment basis for the balance of the restriction period, in the event a participant terminates employment before an established restriction period ends, all shares still subject to restriction are forfeited by the employee and revert to the Company.
However, in the case of retirement at normal retirement age, permanent and total disability, death or change in control, the restrictions automatically terminate.  In addition, in cases of special circumstances, the Committee may, at its discretion, if it is deemed to be in the best interests of the Company, waive any or all of the remaining restrictions with respect to the restricted share award and allow nonforfeiture in whole or in part.  Further, the
Committee may specify additional conditions which may be placed upon an award.
The Committee's decisions in the administration of the 1991 LTIP is binding upon all parties.  The Committee has the discretion, with respect to any restricted share award upon the lapse of all restrictions, or at such earlier time as a participant may elect, to award a separate cash amount equal to the income and excise taxes payable thereon.

 	STOCK OPTIONS  The Committee may grant to a participant non-qualified stock options, Incentive Stock Options under Section 422A of the Internal Revenue
Code or a combination thereof.  However, since the inception of the 1991 LTIP, the Committee has granted only non-qualified stock options to the executive officers and certain key employees.  While the exercise price for stock options may be determined by the Committee at its discretion, to date, the Committee has only awarded stock options at 100% of their fair market value on the award date.

 	Upon the exercise of an option, the purchase price must be paid in full, either in cash or in whole or in part with Common Shares previously owned by an optionee and valued on the basis of fair market value on the date the option is exercised. The ability to pay the purchase price with Common Shares would permit possible "pyramiding" in successive exercises. Such pyramiding could allow an option holder to start with a relatively small number of shares and exercise all of his or her then exercisable stock options with virtually no additional cash and no further investment other than the original shares. However, under the 1991 LTIP, agreements with option holders require a six-month stock holding period before pyramiding. The Committee may (although it is not obligated to do so) authorize the acceptance of an optionee's surrender of his or her right to exercise an option, or portion thereof, and the payment to the optionee of the difference between the fair market value of the shares underlying the option or portion thereof and the option price thereof, in cash, in shares, or partly in cash and partly in shares. Stock Options granted to date under the 1991 LTIP, are exercisable (in lots of ten shares or a multiple thereof) commencing one year from the date of grant at a cumulative rate not in excess of 50% of the total shares available during the second year, 75% during the third year and

100% thereafter, and (with respect to fiscal 1995 awards) ending ten years from such date. No options are transferable except by will or under the laws of descent and distribution.

 	Except for the Senior Executive Officers, whose awards continue to vest and to be exercisable on a post-employment basis for the balance of the vesting or the exercise period (as applicable), if an optionee terminates his or her employment with Medusa and its subsidiaries for any reason other than death, retirement on or after his or her normal retirement date, permanent and total disability, or after a change in control of Medusa, the optionee may exercise any then exercisable outstanding options, in whole or in part, and/or the
Committee may authorize the acceptance of a surrender of the right to exercise such options or any portion thereof, at any time within three months thereafter, but not after the expiration of the term of the options and only to the extent that the employee was entitled to exercise the options on the date of termination of employment.  If an optionee dies while employed by Medusa, the optionee's executor or other successor in interest may exercise any outstanding options, in whole or in part, and/or the Committee may authorize the acceptance of a surrender of the right to exercise such options or any portion thereof, at any time within five years from the date of the optionee's death, but not after the expiration of the term of the options.  If an optionee terminates his or her employment as a result of permanent and total disability, at normal retirement date or after a change in control of Medusa, then the optionee may exercise any outstanding options, at any time within five years from the date of termination, but not after the expiration of the term of the options.

 	OTHER AWARDS  Although, to-date under the 1991 LTIP, the Committee has only granted Performance Restricted Shares, SERP-Equivalent Restricted Shares, AIP
Restricted Shares and Stock Options to the executive officers and to certain key employees, the Committee retains the authority under the 1991 LTIP to grant stock appreciation rights, performance awards, other stock option awards, other restricted stock awards and other awards.

 	CHANGE IN CONTROL In general, events which constitute a change in control include: (a) acquisition by a person, other than Medusa, one of its subsidiaries or a Medusa benefit plan, of 20% or more of Medusa Corporation
Common Shares; (b) the individuals who are incumbent on the Board no longer constitute in excess of two-thirds of the Board without prior approval by a majority vote of the incumbent Board; (c) approval by Medusa's shareholders of a reorganization, merger or consolidation; or (d) approval by Medusa's shareholders of a complete liquidation or dissolution of Medusa or sale or other disposition of all or substantially all of the assets of Medusa. In the event of a change in control, Stock Options and SAR's would immediately become exercisable, the restrictions on Performance Restricted Shares, SERP-Equivalent Restricted Shares and AIP Restricted Shares would lapse and such awards would immediately become payable. The 1991 LTIP also contains special provisions regarding the exercisability of stock options and SAR's in the event of a change in control by individuals subject to Section 16(b) of the Exchange Act (certain officers and directors).

 	AMENDMENT/TERMINATION  The Board of Directors may amend, suspend or terminate the 1991 LTIP at any time.  However, no amendment may be made without shareholder approval which may increase the maximum aggregate number of shares available for award under the 1991 LTIP, or impair the rights of any participant under any then outstanding award except in accordance with the 1991
LTIP or any applicable agreement or applicable law, or by consent of the participant.

FEDERAL INCOME TAX CONSEQUENCES

 	The following is a summary of the principal federal income tax consequences of the 1991 LTIP benefits which have been awarded since 1991 under present tax law:

 	RESTRICTED SHARES  A participant normally does not recognize taxable income upon an award of restricted shares, and Medusa is not entitled to a deduction until the lapse of the restrictions.  Upon lapse of the restrictions, the participant then recognizes ordinary taxable income in an amount equal to the fair market value of the Common Shares as to which the restrictions have lapsed, and Medusa is entitled to a deduction in the same amount.  However, a participant may elect under Section 83(b) of the Code to recognize taxable ordinary income in the year the restricted shares are awarded in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions.  In such event, Medusa is then entitled to a deduction in the same amount.  Any gain or loss subsequently recognized by the participant is a capital gain or loss.  If, after making a Section 83(b)
election, any restricted shares are forfeited, or if the fair market value at the lapse of the restriction is lower than the amount on which the participant was taxed, the participant cannot then claim a deduction.

 	STOCK OPTIONS  No tax is incurred by the participant (or expense deductible by Medusa) upon the grant of a non-qualified stock option.  At the time of exercise of such an option, the difference between the fair market value of
Common Shares and the exercise price constitutes ordinary income.  Medusa is allowed a deduction equal to the amount of ordinary income recognized by the participant.  In the case of Incentive Stock Options, although no income is recognized upon exercise and Medusa is not entitled to a deduction, the excess of the fair market value of Common Shares on the date of exercise over the exercise price is treated by the participant as an item of tax preference for alternative minimum tax purposes.  If the participant does not dispose of the shares acquired on the exercise of an Incentive Stock Option within one year after their receipt (and within two years after the grant of the stock option), gain or loss recognized on the disposition of the shares will be treated as long-term capital gain or loss.  In the event of an earlier disposition, the participant may recognize ordinary income and Medusa would be entitled to a deduction, equal to the amount of such income, when the participant recognizes income.

VOTE REQUIRED

 	The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting of Shareholders is required to approve the Amendment to the 1991 LTIP to increase the number of Common Shares available for grant by 800,000.

 	The Board of Directors recommends a vote FOR Approval of the proposed Amendment to the 1991 LTIP to increase the number of Common Shares available for grant by 800,000.

              MATERIAL TERMS OF PERFORMANCE GOALS
            UNDER THE 1991 LONG-TERM INCENTIVE PLAN

INTRODUCTION

 	On May 8, 1995, the Board of Directors of the Company adopted a resolution amending the material terms of performance goals for awards of Performance Restricted Shares under the Medusa Corporation 1991 Long-Term Incentive Plan
(the "1991 LTIP"). Such terms would be applied to any future awards of Performance Restricted Shares issued under the 1991 LTIP for the purpose of qualifying such awards as "performance-based compensation" under Section 162(m) of the Code. The amendment was made subject to shareholder approval. The
Board separately seeks shareholder approval of a 1991 LTIP amendment which would increase the number of Common Shares available for grant by 800,000.
(See the 1991 LTIP Amendment proposed above at page 19.)

 	Performance Restricted Shares have been issued under the 1991 LTIP since May of 1991.  Five consecutive annual awards have been issued to the executive officers of the Company.  The number of Performance Restricted Shares awarded and the eligible individuals have been amended by the Committee from time-to-
time during the above period.  The fiscal 1995 awards of Performance Restricted
Shares to the five Named Executive Officers are as stated on page 9 of the
Proxy Statement.

PERFORMANCE GOALS; 1995

 	In respect to the fiscal 1995 awards, a 20% portion of the Performance Restricted Share award is tested on the award anniversary in each year during the five-year restriction period. In order for the share restrictions to fully lapse, two requirements must be met: (a) the value of one Common Share (adjusted for stock distributions, but not reflecting dividends) may not decline from the award date to a test date; and (b) the Common Share growth rate must meet or exceed 110% of the growth rate of the Cement Industry Peer Group (see page 17 of the Proxy Statement), when measured from the award date to a test date. There is also a provision for "Partial Lapses" with respect to proportionate amounts of the shares in 10% increments if more than 101%, but less than 110% of the growth rate performance objective is attained. (i.e., a 101% growth rate causes the restrictions to lapse with respect to 10% of the shares, etc.) If, when tested, the restrictions on all or part of a 20% portion of the award fail to lapse, then such portion or portions are not forfeit until they are retested, as applicable, during the 5-year restriction period. Upon the lapse of restrictions on Performance Restricted Shares, the participant will receive a Tax Gross-up. During the restriction period, the Performance Restricted Shares may be voted and pay non-preferential dividends to the participant.

PERFORMANCE GOALS; 1993 AND 1994

 	In respect to the fiscal 1993 and fiscal 1994 awards, 50% of the award is restricted until a test date 2 1/2 years from the date of the award and 50% of the award is restricted until a test date 5 years from the date of the award. In order for the share restrictions to lapse, two requirements must be met: a) the value of one Common Share (adjusted for stock distributions, but not reflecting dividends) may not decline from the award date to a test date;
and b) the Common Share growth rate must meet or exceed 125% of the growth rate of the Standard and Poor's 500 Composite (see page 17 of the Proxy Statement), when measured from the award date to a test date. If the restrictions on the initial 50% of the share award fail to lapse on the 2 1/2-year test date, then such portion is not forfeit until it is retested on the 5-year test date. Upon the lapse of restrictions, the participant will receive a Tax Gross-up. On

May 9, 1994, the shareholders approved the material terms of performance goals for the Performance Restricted Share awards made in fiscal 1993 and fiscal 1994.

CHANGE IN TAX LAW

 	Because of a change in current tax law (Section 162(m) of the Code), employee remuneration of the Named Executive Officers is subject to limitation on the tax deductibility of such remuneration as a business expense by the Company, if such remuneration is "excessive," the definition of which in the law is
$1,000,000 or more.  The law also provides for certain allowable exceptions from remuneration, including "performance-based compensation."

MATERIAL TERMS OF PERFORMANCE GOALS

 	In order for performance-based compensation to be excepted from remuneration, the "material terms" under which the remuneration is to be paid must be disclosed to shareholders and approved by a majority of them in a separate vote.  Such material terms include:  (a) the individuals eligible to receive compensation; (b) a description of the business criteria on which the performance goals are based; and (c) the maximum amount of compensation to be paid.

ELIGIBLE INDIVIDUALS

 	All of the executive officers of the Company, which currently number eight, would be eligible to receive awards of Performance Restricted Shares in 1996.
Further, included in the shareholder approval sought herein, the Board of
Directors also seeks a delegation of additional authority from the shareholders to award Performance Restricted Shares to such executive officers of the
Company who are elected between January 1, 1996 and December 31, 1998, with the quantity of any shares awarded to such executive officers to be governed by internal compensation equity considerations.  The Board of Directors has no present plans with respect to the election of any executive officers in addition to the current eight executive officers.

DESCRIPTION OF THE BUSINESS CRITERIA ON WHICH THE PERFORMANCE GOALS ARE BASED

 	The performance goals for the period from January 1, 1996 to December 31, 1998 are anticipated to be the same as the performance goals established by the Board of Directors for the May 8, 1995 awards (see above), namely, the Performance Restricted Share awards require that: (a) the value of one Common Share may not decline from the award date to the test date; and (b) (to fully lapse all of the award) the Common Share growth rate must meet or exceed 110% of the growth rate for the Cement Industry Peer Group. Awards of Performance Restricted Shares have been made to executive officers consistent with the philosophy of the Board of Directors to use performance-based restricted share compensation arrangements to the greatest possible extent in order to align the interests of management with those of the shareholders of the Company and thereby provide management with a direct financial incentive to enhance shareholder value.

MAXIMUM AMOUNT OF COMPENSATION TO BE PAID

 	The maximum amount of compensation to be paid to the executive officers as a result of Performance Restricted Share awards is limited only by the total return of Medusa Corporation Common Shares (market appreciation, dividends and distributions) during the performance period.

Such, of course, is the same return which any Medusa shareholder would receive during the same period. In addition, if the Performance Restricted Shares achieve the performance goals on the test dates and the restrictions lapse, he or she would also receive a cash award equal to the taxes payable with respect to the participant's income on the share award. With respect to future awards, the Board of Directors presently contemplates that it will generally continue the current award practice. However, included in the shareholder approval sought herein, the Board of Directors also seeks a delegation of additional authority from the shareholders to increase or decrease the number of Performance Restricted Shares awarded to the eligible individuals (or to any newly-elected executive officers) with such increase or decrease to be based upon job performance, executive compensation surveys, internal compensation equity considerations, level of current responsibilities, future growth potential in the Company, changes in cost of living expense, maximization of after-tax income, and other relevant executive compensation factors.

PRINCIPAL LONG-TERM INCENTIVE PLAN PROVISIONS

 	(See Amendment to the 1991 LTIP on page 20, above.)

FEDERAL INCOME TAX CONSEQUENCES

 	(See Amendment to the 1991 LTIP on page 23, above.)

VOTE REQUIRED

 	The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting of Shareholders is required to approve the material terms of performance goals for Performance Restricted Shares awarded under the 1991 LTIP.

 	The Board of Directors recommends a vote FOR Approval of the material terms of performance goals for Performance Restricted Shares awarded under the 1991
LTIP.


     MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION

 	The Board of Directors is not aware of any matters to come before the meeting other than:  (a) the election of three directors to serve three-year terms ending in 1999; (b) a proposal to approve an amendment to the Company's 1991
LTIP to increase the number of Common Shares available for grant by 800,000;
and (c) a proposal to approve the material terms of performance goals for
Performance Restricted Shares awarded under the Company's 1991 LTIP.  Should any other business be transacted at the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.


                    OTHER INFORMATION

SOLICITATION OF PROXIES

 	The enclosed proxy is being solicited by the Board of Directors, and the entire cost of the solicitation will be paid by Medusa. Solicitations may be made by personal interview, mail, telephone, and telegram and may include requests to brokerage houses, banks, custodians, nominees, fiduciaries and other nominee holders ("Brokers and Nominees") to forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons. To aid in the solicitation of proxies, the Company has retained Beacon Hill Partners, Inc. which will receive a fee for its services of $3,500 plus up to $1,000 in expenses. Brokers and Nominees will be requested to forward the proxy materials to the beneficial owners of the Company's Common Shares held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

NEXT ANNUAL MEETING

 	Medusa's Code of Regulations provides that annual meetings of its shareholders shall be held during the first six months following the end of each fiscal year at such time as may be designated by the Board of Directors, the Chairman or the President. Since the 1996 Annual Meeting of Shareholders is to be held on May 6, 1996, the comparable date in 1997 will be May 5. Therefore, appropriate proposals of shareholders intended to be presented at the Annual Meeting of Shareholders to be held in 1997 must be received by Medusa for inclusion in the Proxy Statement and form of proxy relating to that meeting no later than November 22, 1996.

VOTING BY PROXY

 	Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing in your proxy promptly, irrespective of how large or small your shareholdings may be.


                               By Order of the Board of Directors



                               JOHN P. SIEGFRIED
                                   SECRETARY
March 29, 1996

MEDUSA CORPORATION                                         PROXY
P. O. Box 5668                           THIS PROXY IS SOLICITED ON BEHALF OF
Cleveland, Ohio 44101                             THE BOARD OF DIRECTORS


The undersigned hereby appoints R. S. EVANS and G. E. UDING, JR. as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all of the Common Shares of Medusa Corporation held of record by the undersigned on March 18, 1996, at the Annual Meeting of Shareholders to be held on May 6, 1996, or any adjournment thereof.

  1.  ELECTION OF THREE DIRECTORS TO SERVE THREE-YEAR TERMS.

      Nominees:  E. Thayer Bigelow, Jr.
                 Charles J. Queenan, Jr.
                 Boris Yavitz

         (CONTINUED, TO BE VOTED AND SIGNED ON THE OTHER SIDE)

No. 00000

X  PLEASE MARK YOUR                                                  SHARES IN YOUR NAME  REINVESTMENT SHARES
   VOTES AS IN THIS
   EXAMPLE.

                      FOR       WITHHELD                                                                 FOR    AGAINST  ABSTAIN
1. Election of       /  /        /  /                                2. Approve an Amendment to         /  /     /  /     /  /
   Directors                                                            1991 Long-Term Incentive Plan
   (see reverse)                                                        to increase Shares Available for
                                                                        Grant by 800,000.
FOR, except vote withheld with respect to the following nominee(s):
                                                                     3. Approve Material Terms          /  /     /  /     /  /
________________________________________________                        of Performance Goals for
                                                                        Performance Restricted Shares
                                                                        Awarded Under 1991 Long-Term
                                                                        Incentive Plan.

                                                                     4. In their discretion, the Proxies are authorized to
                                                                        transact such other business as may properly come before
                                                                        the meeting.

                                                                     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
                                                                     MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.
                                                                     IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR
                                                                     THE ELECTION OF THREE DIRECTORS TO SERVE THREE-YEAR TERMS
                                                                     (ITEM 1) AND FOR THE PROPOSALS STATED ABOVE (ITEMS 2
                                                                     AND 3).

                                                                     ---------------------------------------------------
                                                                    / PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD /
                                                                    / PROMPTLY USING THE ENCLOSED ENVELOPE.             /
                                                                     ---------------------------------------------------

SIGNATURE _____________________________________________________ DATE ______________

SIGNATURE _____________________________________________________ DATE ______________
Please sign exactly as name appears above.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.